Exhibit 99.1

CONFIDENTIAL DRAFT NOT FOR IMMEDIATE RELEASE

Biostage Reports 2018 First Quarter Financial Results

-	Steady progress in the new year signals strengthening financial and technology positions

Holliston, MA – May 10, 2018 – Biostage, Inc. (OTCQB: BSTG), a biotechnology company developing bioengineered organ implants to treat life-threatening conditions of the esophagus, bronchus and trachea, today announced its financial results for the quarter ended March 31, 2018.

The Company also recapped a series of advances in raising additional capital, validating its technology, adding further expertise to its team, and planning its market expansion.

Summary of First Quarter Financial Results

For the three months ended March 31, 2018, the Company reported a net loss of approximately $1.5 million, or a net loss per diluted share of $0.56, compared to a net loss of approximately $3.8 million, or a net loss per diluted share of $2.83 for the three months ended March 31, 2017. The $2.3 million year-over-year decrease in net loss was attributable to a $1.5 million decrease in research and development costs, a $700,000 decrease in non-cash expense from change in the fair value of warrants, and a $100,000 decrease in selling general and administrative expenses. Also, the Company recognized grant income for qualified expenditures from a Fast-Track SBIR grant of approximately $59,000 for the three months ended March 31, 2018. There was no grant income recorded in the comparable period in 2017.

Balance Sheet and Cash

At March 31, 2018, Biostage had cash on hand of $2.8 million and had no debt. The Company used net cash of approximately $2.1 million for operations during the first quarter, approximately $700,000 of which represented payments of aged vendor payables incurred in 2017. The Company also generated approximately $800,000, net, from financing activities during the first quarter.

On May 3, 2018, the Company reported that two private investors had signed binding agreements to purchase a total of 1 million common shares priced at $3.60 per share. The Company expects those private placement transactions to close by the end of May.

First Quarter Operating Highlights

During the first quarter of 2018, the Company continued to build on the momentum provided by its $4 million December 2017 private placement. The Company:

•	Published successful results of a pre-clinical study demonstrating esophageal regeneration in large animals
•	Announced preliminary findings related to the first successful in-human use of a Cellspan™ implant to regenerate a patient’s esophagus
•	Expanded the Company’s scientific expertise by appointing Dr. Christine Finck and Dr. Charles Cox, Jr. to its Scientific Advisory Board
•	Appointed Jason Chen as the Chairman of the Company’s Board of Directors in connection with plans to expand into the Chinese market
•	Appointed distinguished children’s hospital executive Dr. James Shmerling to the Company’s Board of Directors
•	Completed an additional $1 million private placement
•	Received approval of a SBIR Fast-Track grant to develop its Cellspan™ Esophageal Implant (CEI) as a novel treatment for esophageal atresia in pediatric patients. An initial Phase I award of $225,000 was granted; assuming that this phase of the project is successful, Phase II would support pre-clinical testing of pediatric CEI development and could provide up to $1.5 million of additional nondilutive financial resources over two years.

Jim McGorry, Company CEO, commented, “One of Biostage’s strengths has been our development of connections and relationships with the right people which have allowed us to constantly push forward on key fronts; to focus on our plan while building converging plans with others. Our partnerships with researcher-clinicians like Drs. Finck and Cox; our collaboration with leading medical centers like Connecticut Children’s and Mayo Clinic; and our relationships with market specialists like Mr. Chen, have led to the several key developments we announced during the first quarter. We made significant progress in further validating our technology and expanding our Scientific Advisory Board. We added operational and healthcare experts to our Board of Directors and raised additional capital. We added several key hires to our internal team and finalized our development plan for our pediatric esophageal product candidate in collaboration with Connecticut Children’s Medical Center. We initiated proof of concept preclinical studies as part of that program. All of these things were made possible in the first quarter by the connections we’ve made with credible experts who share our vision and believe in our technology.”

Jason Chen, the Chairman of Biostage’s Board of Directors, weighed in, “As Biostage pushes the frontier of regenerative medicine and works toward filing an IND to bring life-saving technology to patients, we’re also diligently building a plan to expand that technology’s reach to the hundreds of thousands suffering from esophageal cancer in the Chinese market. With progress every day behind the scenes along with scientific advances and expanding leadership expertise, I’m as confident as ever of Biostage’s current direction, and proud to be a part of it.”

About Biostage, Inc.

Biostage is a biotechnology company developing bioengineered organ implants based on the Company's Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to development expectations and regulatory approval of any of the Company’s products, including those utilizing its Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, including those utilizing its Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

Tom McNaughton

Chief Financial Officer

774-233-7300

tmcnaughton@biostage.com

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2018	December 31, 2017
Assets
Current Assets:
Cash	$2,819	$4,038
Prepaid expenses	357	289
Unbilled grant receivable	59	-
Other current assets	36	86
Total current assets	3,271	4,413

Property, plant and equipment, net	586	632

Total assets	$3,857	$5,045

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$239	$923
Accrued and other current liabilities	430	383
Due to related party	-	300
Warrant liability	140	16

Total current liabilities	809	1,622

Total liabilities	$809	$1,622

Stockholders’ equity:
Undesignated preferred stock, $0.01 par value; 984,000 shares authorized and none issued and outstanding	-	-
Series D convertible preferred stock, par value $0.01 per share, 12,000 shares authorized and 3,108 shares issued and	1,475	1,475
Common stock, $0.01 par value; 120,000,000 shares authorized and 2,859,419 and 2,507,304 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	29	25
Additional paid-in capital	51,323	50,157
Accumulated deficit	(49,779)	(48,234)

Total stockholders’ equity	3,048	3,423

Total liabilities and stockholders’ equity	$3,857	$5,045

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenues	$-	$-

Operating expenses:
Research and development	552	2,069
Selling, general and administrative	928	979

Total operating expenses	1,480	3,048

Operating loss	(1,480)	(3,048)
Other income (expense):
Grant income	59	-
Change in fair value of warrant liability, including issuance costs	(124)	(793)
Other income (expense), net	(65)	(793)

Loss before income taxes	(1,545)	(3,841)
Income taxes	-	-

Net loss and comprehensive loss	$(1,545)	$(3,841)

Basic and diluted net loss per share	$(0.56)	$(2.83)

Weighted-average common shares, basic and diluted	2,751	1,359

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities
Net loss	$(1,545)	$(3,841)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Share-based compensation expense	75	191
Depreciation	63	121
Change in fair value of warrant liability, net of issuance costs	124	793
Changes in operating assets and liabilities:
Accounts receivable	-	5
Prepaid expenses	(68)	42
Unbilled grant receivable	(59)	-
Other current assets	1	176
Accounts payable	(698)	(249)
Accrued and other current liabilities	47	(293)

Net cash used in operating activities	(2,060)	(3,055)

Cash flows from investing activities
Additions to property and equipment	(3)	(105)
Cash received from sale of property, plant and equipment	49	-

Net cash provided by (used in) investing activities	46	(105)

Cash flows from financing activities
Return of related party advance	(300)	-
Proceeds from issuance of common stock and warrants, net of offering costs	1,095	6,801
Net cash provided by financing activities	795	6,801
Net increase (decrease) in cash	(1,219)	3,641
Cash at beginning of period	4,038	2,941
Cash at end of period	$2,819	$6,582